Exhibit 99.1

Contact:
Edward Stiften, Chief Financial Officer
David Myers, Vice President Investor Relations
(314)	702-7173
investor.relations@express-scripts.com

Express Scripts Reports Record Second Quarter Earnings
Earnings Guidance Increased for 2005

ST. LOUIS, July 27, 2005—Express Scripts, Inc. (Nasdaq: ESRX) announced second quarter net income of $102.0 million, or $0.68 per diluted share, compared to $0.42 per diluted share reported for the same quarter last year. Excluding non-recurring items in both quarters that are discussed below, diluted earnings per share in the second quarter was $0.60, a 30 percent increase over $0.46 per diluted share last year. All per share amounts have been adjusted to reflect the Company’s 2-for-1 stock split, which was effective June 24, 2005. The Company generated cash flow from operations of $178.3 million in the second quarter compared to $55.5 million last year.

“This quarter, we were successful on a number of strategic initiatives that translated into lower costs for our clients and patients and improved profitability for Express Scripts, demonstrating our alignment of interests,” stated George Paz, president and chief executive officer. “In addition to utilizing record-levels of home delivery and generic utilization, Express Scripts clients continue to request access to expanded specialty products and services, which are designed to help them understand this complex market and provide strategies to more effectively manage their specialty drug spend.”

“The recently announced acquisition of Priority Healthcare will improve the quality and affordability of specialty drug therapy for clients and patients by creating one of the largest and most comprehensive specialty pharmacy platforms in the industry,” added Paz.

 Strong Second Quarter Operating Results
Revenues for the second quarter of 2005 were $3.9 billion, a 4 percent increase over the same quarter last year, primarily due to increased use of prescription drugs and drug price inflation. Increased use of lower-cost generic drugs (approximately 54 percent of total prescriptions in the second quarter compared to 50 percent for the same period last year) and increased member co-payments to retail network pharmacies, which the Company does not record as revenue, partially offset these increases.

Retail network claims processed in the second quarter were 109.5 million, an increase of 14 percent over the 95.7 million processed last year. The increase in retail claims reflects the June 1, 2004, implementation of the TRICARE Retail Pharmacy (“TRICARE”) program for the Department of Defense.

Express Scripts Reports Record Second Quarter Earnings - Add

Revenues from the home delivery of specialty drugs increased 64 percent to $256.7 million in the second quarter from $156.1 million last year by continuing to capture an increased share of the specialty drug spend in the Express Scripts’ book of business. CuraScript provides comprehensive clinical services for many disease states, which lowers the cost of specialty drugs and improves the quality of care. Overall, home delivery prescriptions increased 5 percent to a record 10.3 million during the quarter from 9.8 million last year. Total adjusted claims were 141.3 million, a 12 percent increase over last year.

Gross profit for the second quarter increased 24 percent to a record $276.7 million from $223.5 million last year reflecting the growth in home delivery and retail prescriptions, higher generic utilization, increased management of specialty drugs, and lower retail and home delivery drug purchasing costs. Gross profit per adjusted claim set a record at $1.96, a 10 percent increase over $1.78 for the same quarter last year.

Selling, general and administrative expenses for the quarter increased to $128.4 million from $96.7 million last year. This increase is primarily due to higher management incentive compensation, increased legal expenses, and additional costs of compliance with the Sarbanes-Oxley Act.  Expenses incurred in preparing for Medicare Part D also contributed to the increase.

As a result, operating income for the quarter increased 17 percent to a record $148.4 million from $126.8 million for the second quarter of 2004, while EBITDA increased 17 percent to a record $167.9 million from $143.9 million last year. EBITDA per adjusted claim also set a record at $1.19, a 4 percent increase over $1.14 in the second quarter of 2004.

In the second quarter of 2005, the Company realized the benefit from state tax planning strategies. As a result, and in accordance with FAS 109 Accounting for Income Taxes, the Company's provision for income taxes in the second quarter includes a one-time, non-cash benefit of $11.0 million, of which $10.2 million pertains to periods prior to 2005. Excluding the one-time, non-cash benefit, the Company’s effective tax rate was 37.5 percent for the second quarter of 2005.

On June 15, 2004, Express Scripts redeemed its 9 5/8% Senior Notes with a $204.5 million principal balance at a redemption price equal to 104.8125%, and recorded additional non-recurring interest expense of $12.3 million ($7.6 million net of tax) in the second quarter of 2004.

2005 Earnings Guidance
Express Scripts expects that its financial performance will continue to benefit from growth in generic utilization and home delivery, including specialty pharmacy, lower retail and home delivery drug purchasing costs, increased productivity and other cost management initiatives, and capital structure improvements. The Company expects to incur higher spending over the remainder of the year to open the new patient care contact center in Pueblo, Colorado, and for costs to prepare for Medicare Part D and other long-term initiatives.

Express Scripts expects adjusted claims growth of approximately 9 percent in 2005. Adjusted claims grew 14 percent in the first half of 2005 reflecting the June 1, 2004 implementation of the DoD retail account. For the second half of 2005, the Company expects adjusted claims growth of approximately 5 percent over second half of 2004, which reflects the June 1st anniversary of the DoD retail contract and some mid-year client losses.

During the first half of 2005, the Company recorded $0.08 per diluted share in gains consisting of a net tax benefit of $2.3 million in the first quarter resulting from the recognition of the expected state tax benefit associated with certain subsidiary losses generated in 2004 and $10.2 million in the second quarter for the state tax planning benefit discussed above. The Company expects to record a charge of $0.01 per diluted share in the third quarter to write-off deferred financing fees due to the refinancing of the Company’s credit facility in conjunction with the acquisition of Priority Healthcare. These non-recurring items in 2005 will result in a net benefit of $0.07 per diluted share

Express Scripts believes that its 2005 reported diluted earnings per share will be in the range of $2.44 and $2.49, including the $0.07 of net non-recurring benefits discussed above, or in the range of $2.37 and $2.42 if the $0.07 of net non-recurring benefits are excluded. Due to the strong year-to-date cash flow and continued focus on capital management, Express Scripts expects that cash flow from operations for 2005 will be in the range of $600 million to $650 million.
Express Scripts, Inc. is one of the largest PBM companies in North America providing PBM services to over 50 million members through facilities in thirteen states and Canada. Express Scripts serves thousands of client groups, including managed care organizations, insurance carriers, third-party administrators, government-sponsored benefit plans, employers, and union-sponsored benefit plans.

Express Scripts provides integrated PBM services, including network pharmacy claims processing, mail pharmacy services, benefit design consultation, drug utilization review, formulary management, disease management, and medical and drug data analysis services. The Company also provides distribution services for specialty pharmaceuticals. Express Scripts is headquartered in St. Louis, Missouri. More information can be found at http://www.express-scripts.com, which includes expanded investor information and resources.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements include but are not limited to:
•
risks in closing the proposed merger with Priority Healthcare, and other risks associated with our acquisitions, which include integration risks and costs, risks of client retention and repricing of client contracts, and risks associated with the operations of acquired businesses

•	costs of and adverse results in litigation, including a number of pending class action cases that challenge certain of our business practices
•
risks arising from investigations of certain PBM practices and pharmaceutical pricing, marketing and distribution practices currently being conducted by the U.S. Attorney offices in Philadelphia and Boston, and by other regulatory agencies including the Department of Labor, and various state attorneys general

•
risks and uncertainties regarding the implementation and the ultimate terms of the Medicare Part D prescription drug benefit, including financial risks to us if we participate in the program on a risk-bearing basis and risks of client or member losses to other providers under Medicare Part D

•	risks associated with our ability to maintain growth rates, or to control operating or capital costs
•
continued pressure on margins resulting from client demands for lower prices, enhanced service offerings and/or higher service levels, and the possible termination of, or unfavorable modification to, contracts with key clients or providers

•
competition in the PBM industry, and our ability to consummate contract negotiations with prospective clients, as well as competition from new competitors offering services that may in whole or in part replace services that we now provide to our customers

•
adverse results in regulatory matters, the adoption of new legislation or regulations (including increased costs associated with compliance with new laws and regulations), more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations

•	increased compliance risks relating to our contracts with the DoD TRICARE Plan and various state governments and agencies
•	the possible loss, or adverse modification of the terms, of relationships with pharmaceutical manufacturers, or changes in pricing, discount or other practices of pharmaceutical manufacturers
•	risks associated with the possible loss, or adverse modification of the terms of, contracts with pharmacies in our retail pharmacy network
•	risks associated with the use and protection of the intellectual property we use in our business
•	risks associated with our leverage and debt service obligations, including the effect of certain covenants in our borrowing agreements
•	risks associated with our ability to continue to develop new products, services and delivery channels
•	general developments in the health care industry, including the impact of increases in health care costs, changes in drug utilization and cost patterns and introductions of new drugs
•	increase in credit risk relative to our clients due to adverse economic trends
•	risks associated with changes in average wholesale prices, which could reduce prices and margins
•	risks associated with our inability to attract and retain qualified personnel
•	other risks described from time to time in our filings with the SEC

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FINANCIAL TABLES FOLLOW

EXPRESS SCRIPTS, INC.
Unaudited Consolidated Statement of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share data)	2005	2004	2005	2004

Revenues [1]	$3,944,254	$3,779,505	$7,783,376	$7,407,320
Cost of revenues [1]	3,667,507	3,555,983	7,241,665	6,962,011
Gross profit	276,747	223,522	541,711	445,309
Selling, general and administrative	128,353	96,723	254,984	191,967
Operating income	148,394	126,799	286,727	253,342
Other (expense) income:
Undistributed loss from joint venture	(642)	(1,460)	(1,295)	(2,800)
Interest income	2,452	801	4,052	1,625
Interest expense	(4,683)	(20,160)	(9,430)	(32,870)
	(2,873)	(20,819)	(6,673)	(34,045)
Income before income taxes	145,521	105,980	280,054	219,297
Provision for income taxes	43,521	40,560	92,778	83,914
Net income	$102,000	$65,420	$187,276	$135,383

Basic earnings per share:	$0.69	$0.42	$1.27	$0.88

Weighted average number of common shares
Outstanding during the period - Basic EPS	148,285	154,508	147,779	154,586

Diluted earnings per share:	$0.68	$0.42	$1.25	$0.86

Weighted average number of common shares
Outstanding during the period - Diluted EPS	150,532	157,104	149,971	157,058

1 Excludes estimated retail pharmacy co-payments of $1,460,177 and $1,387,488 for the three months ended June 30, 2005 and 2004, respectively, and $2,943,880 and $2,784,599 for the six months ended June 30, 2005 and 2004, respectively. These are amounts we instructed retail pharmacies to collect from members. We have no information regarding actual co-payments collected.

EXPRESS SCRIPTS, INC.
Unaudited Consolidated Balance Sheet

	June 30,	December 31,
(in thousands, except share data)	2005	2004
Assets
Current assets:
Cash and cash equivalents	$417,253	$166,054
Receivables, net	1,079,744	1,057,222
Inventories	147,680	158,775
Deferred taxes	41,678	33,074
Prepaid expenses and other current assets	22,594	27,892
Total current assets	1,708,949	1,443,017
Property and equipment, net	168,690	181,166
Goodwill, net	1,707,382	1,708,935
Other intangible assets, net	230,163	245,270
Other assets	23,580	21,698
Total assets	$3,838,764	$3,600,086
Liabilities and Stockholders’ Equity
Current liabilities:
Claims and rebates payable	$1,244,386	$1,236,775
Accounts payable	353,280	322,885
Accrued expenses	266,755	231,695
Current maturities of long-term debt	22,056	22,056
Total current liabilities	1,886,477	1,813,411
Long-term debt	350,951	412,057
Other liabilities	184,533	178,304
Total liabilities	2,421,961	2,403,772

Stockholders’ equity:
Preferred stock, $0.01 par value per share, 5,000,000 shares authorized,
and no shares issued and outstanding	-	-
Common Stock, 275,000,000 shares authorized, $0.01 par value;
shares issued: 159,446,000 and 79,787,000, respectively;
shares outstanding: 148,629,000 and 73,858,000, respectively	1,595	798
Additional paid-in capital	462,851	467,353
Unearned compensation under employee compensation plans	(9,750)	(18,177)
Accumulated other comprehensive income	7,478	8,266
Retained earnings	1,330,033	1,142,757
	1,792,207	1,600,997
Common Stock in treasury at cost, 10,817,000 and 5,929,000
shares, respectively	(375,404)	(404,683)
Total stockholders’ equity	1,416,803	1,196,314
Total liabilities and stockholders’ equity	$3,838,764	$3,600,086

EXPRESS SCRIPTS, INC.
Unaudited Condensed Consolidated Statement of Cash Flows
	Six Months Ended
	June 30,
(in thousands)	2005	2004
Cash flows from operating activities:
Net income	$187,276	$135,383
Adjustments to reconcile net income to net cash
provided by operating activities
Depreciation and amortization	39,303	32,825
Non-cash adjustments to net income	31,705	43,512
Net changes in operating assets and liabilities	58,120	(58,409)
Net cash provided by operating activities	316,404	153,311

Cash flows from investing activities:
Purchases of property and equipment	(17,932)	(17,354)
Acquisition, net of cash acquired, and investment in joint venture	(387)	(331,058)
Loan repayment from (loan to) Pharmacy Care Alliance	2,188	(11,300)
Other	(296)	96
Net cash used in investing activities	(16,427)	(359,616)

Cash flows from financing activities:
Proceeds from long-term debt	-	675,000
Repayment of long-term debt	(11,056)	(734,955)
(Repayments of) Proceeds from revolving credit line, net	(50,000)	25,000
Treasury stock acquired	-	(52,146)
Deferred financing fees	-	(6,032)
Net proceeds from employee stock plans	12,607	21,515
Net cash used in financing activities	(48,449)	(71,618)

Effect of foreign currency translation adjustment	(329)	(404)

Net increase (decrease) in cash and cash equivalents	251,199	(278,327)
Cash and cash equivalents at beginning of period	166,054	396,040
Cash and cash equivalents at end of period	$417,253	$117,713

EXPRESS SCRIPTS, INC.
Table 1
Unaudited Operating Statistics
(in thousands, except per claim)

	3 months ended 6/30/2005	3 months ended 3/31/2005	3 months ended 12/31/2004	3 months ended 9/30/2004		3 months ended 6/30/2004
Claims Detail
Network (1)	109,488	111,167	107,726	101,784		95,729
Home delivery	10,273	9,978	10,090	9,972		9,752
Total PBM claims	119,761	121,145	117,816	111,756		105,481
Non-PBM claims (2)	1,005	947	955	929		829
Total claims	120,766	122,092	118,771	112,685		106,310
Adjusted claims (3)	141,312	142,048	138,951	132,629		125,814

Per Adjusted Claim
Gross profit	$1.96	$1.87	$1.90	$1.77		$1.78
EBITDA (4)	$1.19	$1.11	$1.11	$1.11	(5)	$1.14

See Notes to Unaudited Operating Statistics and Selected Ratio Analysis

Selected Ratio Analysis
Table 2
	As of	As of	As of	As of	As of
	6/30/2005	3/31/2005	12/31/2004	9/30/2004	6/30/2004
Debt to EBITDA ratio (6)	0.6x	0.7x	0.8x	0.8x	0.8x
EBITDA interest coverage (7)	33.0x	17.2x	13.5x	11.9x	11.0x
Operating cash flow interest coverage (8)	36.2x	16.0x	11.9x	10.6x	9.9x
Debt to capitalization (9)	20.8%	22.5%	26.6%	25.7%	24.1%

Reconciliation of EBITDA (4) to Adjusted EBITDA
Table 3
3 months
ended
9/30/2004
EBITDA(4)	$122,256
Add: charge for legal defense costs	25,000
Adjusted EBITDA	$147,256
The Company is using adjusted EBITDA in order to remove a large charge in order to compare the underlying financial performance to prior periods.

Unaudited Earnings Excluding Non-recurring Items
Table 4
(in thousands, except per share data)
	3 months	3 months	6 months	6 months
	ended	ended	ended	ended
	6/30/2005	6/30/2004	6/30/2005	6/30/2004

Reported income before taxes	$145,521	$105,980	$280,054	$219,297
Charge for early retirement of debt	-	12,300	-	12,300
Charge for early retirement of debt	-	-	-	3,600
Termination payment received	-	-	-	(5,500)
Income before tax excluding net charges	145,521	118,280	280,054	229,697

Provision for income taxes	43,521	45,267	92,778	87,894
Tax benefit from 2004 subsidiary losses	-	-	2,300	-
Prior periods' tax benefit from state income apportionment	11,000	-	10,200	-
Adjusted provision for income taxes	54,521	45,267	105,278	87,894

Net income	$91,000	$73,013	$174,776	$141,803

Weighted average number of shares
outstanding during period - diluted	150,532	157,104	149,971	157,058

Diluted earnings per share excluding
net charges	$0.60	$0.46	$1.17	$0.90

Diluted earnings per share as reported	$0.68	$0.42	$1.25	$0.86

Impact of non-recurring items	$0.08	$(0.04)	$0.08	$(0.04)
The Company is providing diluted earnings per share excluding the impact of certain charges in order to compare the underlying financial performance to prior periods.

EXPRESS SCRIPTS, INC.
Notes to Unaudited Operating Statistics and Selected Ratio Analysis
(in thousands)

(1)  Network claims exclude drug formulary only claims where we only administer the clients formulary and approximately 0.5 million manual claims per quarter.

(2)  Non-PBM claims represent the distribution of pharmaceuticals through Patient Assistance Programs and the distribution of pharmaceuticals where we have been selected by the pharmaceutical manufacturer as part of a limited distribution network.

(3)  Adjusted claims represent network claims and specialty distribution claims plus mail claims, which are multiplied by 3, as mail claims are typically 90 day claims and network claims are generally 30 day claims.

(4)  The following is a reconciliation of EBITDA to net income and to net cash provided by operating activities as the Company believes they are the most directly comparable measures calculated under Generally Accepted Accounting Principles:

	3 months ended June 30,		6 months ended June 30,
	2005	2004	2005	2004
Net income	$102,000	$65,420	$187,276	$135,383
Income taxes	43,521	40,560	92,778	83,914
Depreciation and amortization *	19,526	17,120	39,303	32,825
Interest expense, net	2,231	19,359	5,378	31,245
Undistributed loss from joint venture	642	1,460	1,295	2,800
EBITDA	167,920	143,919	326,030	286,167
Current income taxes	(46,636)	(32,102)	(91,624)	(68,490)
Interest expense less amortization	(1,982)	(16,310)	(4,879)	(24,147)
Undistributed loss from joint venture	(642)	(1,460)	(1,295)	(2,800)
Other adjustments to reconcile net income
to net cash provided by operating activities	59,594	(38,521)	88,172	(37,419)
Net cash provided by operating activities	$178,254	$55,526	$316,404	$153,311

EBITDA is earnings before other income (expense), interest, taxes, depreciation and amortization, or operating income plus depreciation and amortization. EBITDA is presented because it is a widely accepted indicator of a company's ability to service indebtedness and is frequently used to evaluate a company's performance. EBITDA, however, should not be considered as an alternative to net income, as a measure of operating performance, as an alternative to cash flow, as a measure of liquidity or as a substitute for any other measure computed in accordance with accounting principles generally accepted in the United States. In addition, our definition and calculation of EBITDA may not be comparable to that used by other companies.

* Includes depreciation and amortization expense of:
Gross profit	$8,540	$6,849	$17,247	$12,841
Selling, general and administrative	10,986	10,271	22,056	19,984
	$19,526	$17,120	$39,303	$32,825

(5)  Reflects adjusted EBITDA -- see Table 3.

(6)  Represents debt as of the balance sheet date divided by EBITDA for the twelve months ended.

(7)  Represents EBITDA for the twelve months ended divided by interest for the twelve months ended.

(8)  Represents Operating Cash Flow for the twelve months ended divided by interest for the twelve months ended. For the second quarter of 2004, this ratio was negatively impacted by a $12.3 million non-recurring charge to interest expense related to the redemption of Senior Notes in June 2004.

(9)  Represents debt divided by the total of debt and stockholders equity.